Exhibit 4.31

CONSULTING AGREEMENT

THIS AGREEMENT made effective as of the 10th day of August, 2024

BETWEEN:

A2Z CUST2MATE SOLUTIONS CORP., a company incorporated in Canada under the Business Corporations Act (British Columbia).

AND:

ALAN ROOTENBERG, an individual residing at 559 Briar Hill Avenue, Toronto, Ontario, M5N 1N1 and doing business as The M&S Group

(the “Consultant”)

WHEREAS:

A.	The Company desires to retain the Consultant to provide his services as the Company’s Chief Financial Officer upon the terms and conditions set forth herein (“Services”).

B.	The Consultant provides public company Chief Financial Officer services.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual covenants between the parties and for other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged by each party, the parties do hereby agree, each with the other, as follows:

1.	DESCRIPTION OF RELATIONSHIP

1.1	Engagement by Company

(a)	The Company hereby engages the Consultant to provide duties and responsibilities associated with the role of Chief Financial Officer of the Company as is applicable to the size and stage of development of the Company.

(b)	The Consultant represents and warrants that he is knowledgeable of Canadian and U.S. securities laws as such relate to the financial continued reporting obligations of companies and has the requisite knowledge regarding applicable accounting standards.

1.2	Standard of Care

In carrying out his duties hereunder, the Consultant shall:

(a)	act honestly, in good faith and with a view to the best interests of the Company’s business;

(b)	exercise the care, diligence and skill of a reasonably prudent person in comparable circumstances;

(c)	act in accordance with generally accepted industry standards; and

(d)	comply with all rules, regulations, policies and procedures of the Company.

1.3	Indemnity

The Consultant and the Company will protect, defend, indemnify and hold each other harmless from any losses, costs or liabilities arising as a result of any material breaches of covenants or representations made pursuant to this Agreement, and for any negligence or willful misconduct or for any breaches of applicable law, including but not limited to corporate and securities laws, committed by one party that causes harm to the other party.

1.4	Provision of Office Space

The Consultant shall utilize its own office facilities when carrying out its duties to the Company hereunder.

1.5	Agreement on Services

The Consultant will carry out the Services herein contemplated to be performed in accordance with the intent of this Agreement, subject always to the reasonable requests of the Company.

2.	FEES AND REIMBURSEMENTS

2.1	Remuneration

The Company shall pay the Consultant fees of CDN$4,000 per month for the Services as the Chief Financial Officer of the Company.

All amounts paid a as fees are exclusive of the imposition of Canadian G.S.T.

2.2	Reimbursement for Expenses

Upon receipt of valid receipts and invoices from the Consultant, the Company will reimburse the Consultant for reasonable expenses, including travel, incurred by or on behalf of the Consultant, in the promotion of the business of the Company, or in providing consulting services to the Company, subject to the rules, policies and practices now or hereinafter established by the Company from time to time, as the same may be amended and/or restated from time to time.

2.3	Stock Option Plan and Other Incentive Plans

The Consultant will be eligible, subject to the approval of the board of directors of the Company, to participate, from time to time, in any stock option plan and any other long-term incentive plan or benefit plan provided by the Company to senior executive officers of the Company, as the same may be amended in accordance with its terms during the Term (as defined below).

2.4	Director’s and Officer’s Insurance

The Company will use its best efforts to obtain and maintain for the Consultant, industry standard directors and officers’ insurance at such levels as are standard for companies listed on a public stock exchange.

3.	CONFIDENTIAL INFORMATION & COMPANY PROPERTY

3.1	Confidential Information

The Consultant acknowledges that while fulfilling his duties hereunder, he will acquire information about certain matters and things which are confidential to the Company or its affiliates, and which information is the exclusive property of the Company or affiliates, as applicable, including:

(a)	financial information with respect to the Company and its Business;

(b)	business plans and strategies of the Company; and

(c)	trade secrets;

(all of which are hereinafter called the “Confidential Information”).

3.2	Covenant Not to Disclose Confidential Information

The Consultant acknowledges the Confidential Information as referred to in paragraph 3.1 above could be used to the detriment of the Company. Accordingly, he undertakes not to disclose any of the Confidential Information acquired by him in the course of his performance of his duties hereunder to any third party either during the Term (as defined below), or after the Term (as defined below), however caused, except as may be necessary in the proper discharge of its obligations under this Agreement, or with the written permission of the Company. For greater certainty, this paragraph 3.2 will not apply to any information which is available to the parties hereto, either publicly or from other sources.

4.	TERM AND TERMINATION

4.1	Term

This Agreement will commence on the date of this Agreement and continue until the date that is one calendar year from the date hereof (the “Initial Term”) subject to early termination in accordance with the terms of this Agreement. Unless either Party has provided notice to the other at least one (1) month prior to the end of the Initial Term, upon completion of the Initial Term, this Agreement shall automatically be renewed and shall continue until terminated by either the Company or the Consultant in accordance with the terms of this Agreement. The Initial Term and any renewal term shall be collectively referred to herein as the “Term”.

4.2	Termination

This Agreement may be terminated in any of the following circumstances:

(a)	By either the Company or the Consultant:

(i)	at any time upon thirty (30) days’ prior written notice; or

(ii)	upon any material breach of this Agreement by the other party, provided that such breach has not been cured within 25 days of receiving written notice thereof from the non-breaching party

(b)	By the Company at any time, on written notice from the Company to the Consultant, if the Consultant:

(i)	fails to act in the best interests of the Company or its subsidiaries or affiliates;

(ii)	fails in any material respect to perform or carry out the duties hereunder;

(iii)	intentionally or negligently engages in any act that is materially injurious to the Company or its subsidiaries whether financially or otherwise; or,

(iv)	is adjudicated to be a bankrupt, is dishonest in their dealings with the Company, or the customers, suppliers, officers or shareholders of the Company, misappropriates assets of the Company or is convicted of an indictable criminal offence.

(c)	Automatically upon the death of the Consultant.

4.3	Effect of Termination

Upon the expiration or termination of this Agreement by either party, for any reason:

(a)	the parties will be released from all obligations and duties imposed or assumed hereunder, except as expressly provided by this Agreement;

(b)	the parties shall cooperate to provide for an orderly cessation of the Services and any other duties performed by the Consultant hereunder; and

(c)	the Consultant shall, within thirty (30) days, issue to the Company a final invoice with respect to any amounts theretofore accrued under this Agreement. Upon payment of approved accrued amounts so invoiced, the Company shall thereafter have no further liability or obligation to the Consultant whatsoever for any further amounts.

(d)	Expiration or earlier termination of this Agreement will not relieve either party of its obligations incurred prior to such expiration or earlier termination.

5.	ASSIGNMENT

5.1	No Assignment by Consultant.

The Consultant shall not have the right to assign this Agreement or any of its rights and privileges hereunder to any other person, firm or corporation without the prior written consent of the Company.

6.	GENERAL

6.1	No Partnership.

The Consultant shall not be considered to be a partner of the Company.

6.2	Independent Contractor.

(a)	The Consultant enters into this Agreement as an independent contractor.

(b)	The Consultant need only devote such portion of the Consultant’s time as is necessary to complete his duties hereunder.

6.3	Headings.

The headings in this Agreement form no part of this contract and shall be deemed to have been inserted for convenience only.

6.4	Governing Law.

This Agreement and all matters arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

6.5	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement.

6.6	Notices.

Any notice to be given by either party hereunder may be validly given if sent by registered mail, postage prepaid, addressed to the other at the respective addresses of the parties as first set out or to such addresses as may be provided by notice from a party to another, from time to time.

6.7	Currency.

All dollar amounts referred to in this Agreement shall be in Canadian Dollars.

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6.8	Counterparts.

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the year and day first written above.

A2Z CUST2MATE SOLUTIONS CORP.,

Per:
Authorized Signatory

Alan rootenberg D/B/A THE M&S GROUP.

Per:
Authorized Signatory